Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT:

Public Relations: Cheryl Isen, Principal, Isen and Company
(425) 222-0779 or Cheryl@IsenandCo.com

Investor relations: Rick Lutz, LC Group
(404) 261-1196 or LCGroup@mindspring.com

IMPART MEDIA GROUP APPOINTS NEW CEO

Seattle, WA March 15, 2006—IMPART Media Group, Inc. (OTCBB: IMMG), an innovator in the content, creation and management of out-of-home digital advertising and information networks, announced today that David V. Lott has resigned from his position as chief executive officer and from the board of directors. Mr. Lott was the chief executive officer of Limelight Media Group, Inc., a publicly-traded corporation, when it acquired Impart, Inc. in June 2005 in what is commonly referred to as a “reverse acquisition”. Mr. Lott continued to serve as chief executive officer of the combined company until his resignation. Mr. Lott played a key role in the transaction and leaves to focus on new ventures. Joseph F. Martinez, IMPART Media Group chairman and chief financial officer, and the former chief executive officer of IMPART, Inc., will assume the additional role of chief executive officer. Martinez stated, “We graciously thank David for his contribution in helping IMPART realize its long term goal of consolidating this emerging and highly fragmented industry.” Martinez added, “With a 24-year legacy and a seasoned executive team in place, IMPART will continue with its aggressive expansion in the out-of-home media sector.

About IMPART Media Group, Inc.

IMPART Media Group, Inc., (OTC Bulletin Board: IMMG), headquartered in Seattle, Washington, is a rapidly expanding digital signage leader in the emerging out-of-home media sector. The company is growing through a consolidation strategy that includes acquiring the industries best and brightest talent and most advanced solutions to create a broad, integrated one-stop communications media company focused on digital signage and networked advertising offerings for leading brands in industries such as retail, grocery, banking, restaurants, hospitality, government and public spaces, among others. The company’s digital media solutions enable the simultaneous delivery of video content to a variety of remote audiences in real time, allowing for immediate customization of messages through a centralized network operations center. More information please visit: www.impartmedia.com.

This release includes projections of future results and "forward-looking statements" as that term is defined in Section 27A of the Securities Act of 1933 as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934 as amended (the "Exchange Act"). All statements that are included in this release, other than statements of historical fact, are forward-looking statements. Although the respective management of IMPART Media Group, Inc. believes that the expectations reflected in these forward-looking statements are reasonable, they can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the expectations are disclosed in this release, including, without limitation, in conjunction with those forward-looking statements contained in this release.